Exhibit 99.1

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 817.989.9000 telephone 817.989.9001 facsimile www.approachresources.com

News Release
Approach Resources Inc.
Reports Results for Second Quarter 2009
     Fort Worth, Texas, August 4, 2009 — Approach Resources Inc. (NASDAQ: AREX) today reported second quarter 2009 financial and operating results.
Highlights
     Highlights for the second quarter of 2009 (compared to second quarter of 2008) include:
•	Production increased 12% to 2.3 Bcfe (25.1 MMcfe/d)

•	Production was 71% natural gas and 29% oil and NGLs, compared to 82% natural gas and 18% oil and NGLs in the second quarter of 2008

•	Revenues decreased 59% to $9.9 million, on a 63% drop in average realized commodity prices (before the effect of commodity derivatives) to $4.35 per Mcfe and a 46% drop in average realized commodity prices (after the effect of commodity derivatives) to $6.30 per Mcfe

•	Net loss was $671,000, or $(0.03) per diluted share, compared to net income of $928,000, or $0.04 per diluted share, for the second quarter of 2008, a 172% decrease

•	Adjusted net income (a non-GAAP measure) was $2.2 million, or $0.10 per diluted share, a 70% decrease

•	EBITDAX (a non-GAAP measure) was $10.2 million, or $0.49 per diluted share, a 46% decrease
Second Quarter 2009 Results
     Production for the second quarter of 2009 totaled 2.3 Bcfe (25.1 MMcfe/d), compared to 2.0 Bcfe (22.4 MMcfe/d) produced in the second quarter of 2008, an increase of 12%. Production decreased 10% in the second quarter of 2009, compared to first quarter 2009 production of 2.5 Bcfe. Second quarter 2009 production was 71% natural gas and 29% oil and NGLs, compared to 82% natural gas and 18% oil and NGLs in the second quarter of 2008.
     Revenues for the second quarter of 2009 totaled $9.9 million, compared to revenues of $24.1 million for the second quarter of 2008. Revenues for the second quarter of 2009 were negatively impacted by a sharp decline in realized commodity prices over the prior year quarter. Average realized natural gas, oil and NGL prices for the second quarter of 2009, before the effect of commodity derivatives, were $3.28 per Mcf, $55.60 per Bbl and $26.84 per Bbl, respectively, versus $11.10 per Mcf, $121.29 per Bbl and $53.93 per Bbl, respectively, for the second quarter of 2008. The Company’s average realized price, including the effect of commodity derivatives, was $6.30 per Mcfe for the second quarter of 2009, compared to $11.59 per Mcfe for the second quarter of 2008, a decrease of 46%. Of the

$14.2 million decrease in revenues, approximately $16.0 million was attributable to a decrease in oil and gas prices, which was partially offset by approximately $1.8 million attributable to an increase in production from Cinco Terry.
     Net loss for the second quarter of 2009 was $671,000, or $(0.03) per diluted share, compared to net income of $928,000, or $0.04 per diluted share, for the second quarter of 2008. Net loss for the second quarter of 2009 included a pre-tax, unrealized loss on commodity derivatives of $4.3 million.
     Excluding the unrealized loss on commodity derivatives and related income taxes, adjusted net income (a non-GAAP measure) for the second quarter of 2009 was $2.2 million, or $0.10 per diluted share, compared to adjusted net income of $7.3 million, or $0.35 per diluted share, for the second quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.
     EBITDAX (a non-GAAP measure) for the second quarter of 2009 was $10.2 million, or $0.49 per diluted share, compared to $19.0 million, or $0.91 per diluted share, for the second quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.
     Lease operating expenses (“LOE”) for the second quarter of 2009 were $1.8 million ($0.77 per Mcfe), compared to $1.9 million ($0.91 per Mcfe) in the second quarter of 2008. The decrease in LOE over the prior year period was due in part to lower expenses related to well repair and maintenance costs as well as a $235,000 reduction of our estimated ad valorem tax accrual for the three months ended March 31, 2009, which we recognized during the second quarter of 2009.
     Severance and production taxes for the second quarter of 2009 were $507,000, or 5.1% of oil and gas sales, compared to $1.2 million, or 4.8% of oil and gas sales, in the second quarter of 2008.
     General and administrative (“G&A”) expenses for the second quarter of 2009 were $2.2 million ($0.98 per Mcfe), compared to $1.8 million ($0.89 per Mcfe) for the second quarter of 2008. The increase in G&A expenses was principally due to increased staffing, share-based compensation and an increase in franchise taxes partially due to the timing of payment compared to 2008.
     Depletion, depreciation and amortization (“DD&A”) expenses for the second quarter of 2009 were $6.2 million ($2.73 per Mcfe), compared to $6.0 million ($2.93 per Mcfe) for the second quarter of 2008. The decrease in DD&A expenses per Mcfe was primarily attributable to an increase in our estimated proved reserves partially offset by an increase in production over the prior year quarter.
     Our income tax benefit was $460,000 for the second quarter of 2009. Our provision for income taxes was $804,000 for the second quarter of 2008. Our effective income tax rate for the second quarter of 2009 was 40.7%, compared with 46.4% for the second quarter of 2008.
Capital Expenditures and Drilling Operations
     Capital expenditures for drilling and development in the second quarter of 2009 totaled $3.1 million, and included the completion of seven gross (3.5 net) wells that were waiting on completion at March 31, 2009, all of which were completed as producers. Our estimated average daily net production for the month of July 2009 was 22.8 MMcfe/d.
     As previously announced, due to the continued weakness in commodity prices, we did not extend the contracts for our two remaining drilling rigs after March 31, 2009, and we released these rigs during the first week of April 2009. We currently expect that our capital expenditures for the year ending

December 31, 2009 will not exceed $25 million. We intend to fund our 2009 capital expenditures with internally-generated cash flows, with any excess cash flows applied to debt, working capital obligations or strategic acquisitions. Our capital expenditure budget is subject to change depending upon a number of factors, including economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and gas, the results of our development and exploration efforts, the availability of sufficient capital resources to us and other participants for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for the drilling locations.
Liquidity and Commodity Derivatives Update
     We have a $200 million revolving credit facility with a $100 million borrowing base, of which $46.2 million and $42.9 million were drawn at June 30, 2009 and July 31, 2009, respectively. As of June 30, 2009, our long-term debt-to-capital ratio (a non-GAAP measure) was 17%. See “Supplemental Non-GAAP Financial and Other Measures” below for our definition of “long-term debt-to-capital ratio.”
     As of July 31, 2009, we had the following commodity derivatives positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Floor	Ceiling	Fixed
NYMEX — Henry Hub
Costless collars 2009	180,000	900,000	$7.50	$10.50
Costless collars 2009	130,000	650,000	$8.50	$11.70
Fixed price swaps 3rd — 4th quarter 2009	150,000	750,000			$4.50
Fixed price swaps 2010	150,000	1,800,000			$5.85
Fixed price swaps 2010	150,000	1,800,000			$6.40
WAHA differential
Fixed price swaps 2009	200,000	1,000,000			$(0.61)
Fixed price swaps 3rd quarter 2009	300,000	600,000			$(0.58)
Fixed price swaps 4th quarter 2009	300,000	900,000			$(0.67)
Fixed price swaps 2010	415,000	4,980,000			$(0.71)
Fixed price swaps 2011	300,000	3,600,000			$(0.53)
Management Comments
     J. Ross Craft, the Company’s President and Chief Executive Officer, commented “The significant decline in natural gas prices continued to affect our revenues and net income during the second quarter of 2009. We do not anticipate an appreciable improvement in natural gas pricing for the remainder of 2009 and have increased our 2010 hedge position through two fixed price swaps with an average price of $6.13 per MMBtu. However, we remain positive on the long-term outlook for natural gas, a clean, abundant fuel source.
     “We continue to be a low-cost operator and have implemented several cost-saving measures in the field that contributed to a reduction in operating expenses over both the prior-year quarter and the past quarter. The reduction in operating expenses, along with the continued reduction in service costs, helped offset current commodity prices. We plan to resume our Cinco Terry drilling program, where we can benefit from higher oil and natural gas liquids production, during the fourth quarter of 2009. We have restarted the permitting process for a 106-square mile 3-D seismic shoot over Cinco Terry and expect data collection to begin in January 2010. When completed, we should be able to high grade Ellenburger, Canyon and Wolfcamp targets. We also continue to focus on optimizing our Ozona Northeast asset base through low-cost, high-return projects. We have identified several Strawn and Ellenburger deepening projects as a result of our reprocessed 3-D seismic data and are currently on our first well of a four-well test program.”

Conference Call Information
     The Company will host a conference call on Wednesday, August 5, 2009, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss second quarter 2009 results. To participate in the conference call, domestic participants should dial (800) 299-8538 and international participants should dial (617) 786-2902 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s expected capital expenditures, drilling program, 3-D seismic shoot, well costs and well results. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of unconventional natural gas and oil properties in the United States. The Company focuses on natural gas and oil reserves in tight sands and shale. The Company operates in Texas, Kentucky and New Mexico and has non-operated interests in British Columbia. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues (in thousands):
Gas	$5,326	$18,572	$11,936	$33,444
Oil	3,182	4,165	5,210	7,250
NGLs	1,407	1,407	2,834	2,468

Total oil and gas sales	9,915	24,144	19,980	43,162

Realized gain (loss) on commodity derivatives	4,444	(542)	7,625	(481)

Total oil and gas sales including derivative impact	$14,359	$23,602	$27,605	$42,681

Production:
Gas (MMcf)	1,624	1,674	3,395	3,339
Oil (MBbls)	57	34	116	66
NGLs (MBbls)	52	26	120	47

Total (MMcfe)	2,282	2,036	4,815	4,016
Total (MMcfe/d)	25.1	22.4	26.6	22.1

Average prices:
Gas (per Mcf)	$3.28	$11.10	$3.52	$10.02
Oil (per Bbl)	55.60	121.29	44.83	110.10
NGLs (per Bbl)	26.84	53.93	23.54	52.61

Total (per Mcfe)	$4.35	$11.86	$4.15	$10.75

Realized gain (loss) on commodity derivatives (per Mcfe)	1.95	(0.27)	1.58	(0.12)

Total per Mcfe including derivative impact	$6.30	$11.59	$5.73	$10.63

Costs and expenses (per Mcfe):
Lease operating	$0.77	$0.91	$0.86	$0.81
Severance and production taxes	0.22	0.57	0.19	0.48
Exploration	—	0.48	—	0.37
General and administrative	0.98	0.89	1.05	0.94
Depletion, depreciation and amortization	2.73	2.93	2.74	2.78

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUES:
Oil and gas sales	$9,915	$24,144	$19,980	$43,162

EXPENSES:
Lease operating	1,753	1,856	4,122	3,253
Severance and production taxes	507	1,170	937	1,923
Exploration	—	987	—	1,478
General and administrative	2,230	1,817	5,040	3,763
Depletion, depreciation and amortization	6,223	6,025	13,171	11,241

Total expenses	10,713	11,855	23,270	21,658

OPERATING (LOSS) INCOME	(798)	12,289	(3,290)	21,504

OTHER:
Interest expense, net	(457)	(343)	(902)	(491)
Realized gain (loss) on commodity derivatives	4,444	(542)	7,625	(481)
Unrealized (loss) on commodity derivatives	(4,320)	(9,672)	(2,175)	(14,551)

(LOSS) INCOME BEFORE INCOME TAX PROVISION	(1,131)	1,732	1,258	5,981
INCOME TAX (BENEFIT) PROVISION	(460)	804	1,061	2,291

NET (LOSS) INCOME	$(671)	$928	$197	$3,690

(LOSS) EARNINGS PER SHARE:
Basic	$(0.03)	$0.04	$0.01	$0.18

Diluted	$(0.03)	$0.04	$0.01	$0.18

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,827,745	20,646,519	20,794,121	20,634,633
Diluted	20,827,745	20,913,832	20,847,284	20,921,994

UNAUDITED SELECTED FINANCIAL DATA

	June 30,	December 31,
	2009	2008

Unaudited Consolidated Balance Sheet Data (in thousands):
Cash and cash equivalents	$1,417	$4,077
Other current assets	15,815	30,760
Property and equipment, net, successful efforts method	307,066	303,404

Total assets	$324,298	$338,241

Current liabilities	$10,377	$30,775
Long-term debt	46,237	43,537
Other long-term liabilities	42,623	40,116
Stockholders’ equity	225,061	223,813

Total liabilities and stockholders’ equity	$324,298	$338,241

	Six Months Ended
	June 30,
	2009	2008

Unaudited Consolidated Cash Flow Data (in thousands):
Operating activities	$11,186	$23,921
Investing activities	$(16,545)	$(36,180)
Financing activities	$2,700	$7,650
Effect of foreign currency translation	$(1)	$(36)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted earnings per diluted share, which exclude the unrealized, pre-tax loss on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted earnings per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted earnings per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of adjusted net income to net (loss) income for the three and six months ended June 30, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net (loss) income	$(671)	$928	$197	$3,690
Unrealized loss on commodity derivatives	4,320	9,672	2,175	14,551
Related income tax effect	(1,469)	(3,288)	(740)	(4,947)

Adjusted net income	$2,180	$7,312	$1,632	$13,294

Adjusted earnings per diluted share	$0.10	$0.35	$0.08	$0.64

EBITDAX
     We define EBITDAX as net (loss) income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized loss on commodity derivatives, (5) interest expense and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net (loss) income for the three and six months ended June 30, 2009 and 2008, respectively (in thousands, except per-share metrics):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net (loss) income	$(671)	$928	$197	$3,690
Exploration	—	987	—	1,478
Depletion, depreciation and amortization	6,223	6,025	13,171	11,241
Share-based compensation	341	270	1,020	496
Unrealized loss on commodity derivatives	4,320	9,672	2,175	14,551
Interest expense, net	457	343	902	491
Income tax (benefit) provision	(460)	804	1,061	2,291

EBITDAX	$10,210	$19,029	$18,526	$34,238

EBITDAX per diluted share	$0.49	$0.91	$0.89	$1.64

Long-Term Debt-to-Capital Ratio
     Long-term debt-to-capital ratio is calculated as of June 30, 2009, and by dividing long-term debt (GAAP) of $46.2 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $271.3 million. We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and CEO
Steven P. Smart, Executive Vice President and CFO
J. Curtis Henderson, Executive Vice President and General Counsel
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
* * * * * *